Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-144102, No. 333-156249, and No. 333-183408) and on Form S-3 (No. 333-166766 and No. 333-188295) of Allied Nevada Gold Corp. (the “Company”) of our report dated February 24, 2014, relating to the consolidated financial statements and internal control over financial reporting of the Company, included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2013.

/s/ EKS&H LLLP

February 24, 2014
Denver, Colorado